Exhibit 10.2
TAX MATTERS AGREEMENT
BY AND AMONG
QUANEX CORPORATION,
QUANEX BUILDING PRODUCTS LLC
AND
QUANEX BUILDING PRODUCTS CORPORATION
Dated as of December 19, 2007

i

ii

TAX MATTERS AGREEMENT
This Tax Matters Agreement (this “Agreement”) is entered into as of December 19, 2007, by and among Quanex Corporation, a Delaware corporation (“Quanex”), Quanex Building Products LLC, a Delaware limited liability company and a wholly-owned subsidiary of Quanex (“Spinco”), and Quanex Building Products Corporation, a Delaware corporation and a wholly-owned subsidiary of Spinco (“Spinco Sub”).
Recitals
Whereas, as of the date hereof, Quanex is the common parent corporation of an affiliated group (as defined in Section 1504 of the Code) of corporations (the “Quanex Consolidated Group”) that has elected to file consolidated U.S. federal income tax returns;
Whereas, the Quanex Consolidated Group currently includes the eligible domestic Spinco Group Members;
Whereas, after the Cutoff Date and prior to the Distribution Date, Quanex intends, pursuant to the terms of the Distribution Agreement and subject to conditions set forth therein, to transfer or cause to be transferred to Spinco all of the Spinco Assets, which represent substantially all of the assets comprising the Building Products Business, and Spinco intends to assume all of the Spinco Liabilities, as contemplated by the Distribution Agreement (the “Contribution”);
Whereas, after the Contribution and prior to the Distribution Date, Quanex may cause one or more of the Spinco Group Members that are corporations to convert into, merge with and into or otherwise transfer all of their assets, subject to all of their liabilities, to limited liability companies, of which Quanex or another Spinco Group Member will be the sole member (collectively, such transactions are the “Conversions”);
Whereas, either before or after the Distribution, Spinco will merge with and into Spinco Sub (the “Spinco Merger”) pursuant to the Spinco Merger Agreement;
Whereas, on the Distribution Date and pursuant to the terms of the Distribution Agreement and subject to conditions set forth therein, Quanex will distribute (the “Distribution”) on a pro rata basis to the holders as of the Record Date of the outstanding Quanex Common Stock (the “Quanex Stockholders”) either (a) all of the limited liability company interest (the “Membership Interest”) of Spinco (if the Spinco Merger occurs after the Distribution) or (b) the shares of Spinco Sub stock (if the Spinco Merger occurs prior to the Distribution); and
Whereas, in contemplation of the Conversions, the Contribution, the Distribution and the Spinco Merger, the Companies desire to enter into this Agreement (a) to provide for the allocation between them of the liabilities for Taxes arising prior to, as a result of and subsequent to the Distribution and (b) to provide for and agree upon other matters relating to Taxes;

AGREEMENTS
Now, Therefore, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:
Section 1. Definition and Construction.
Section 1.1. Definitions of Capitalized Terms.
For purposes of this Agreement (including the recitals hereof), the following capitalized terms shall have the meanings set forth below:
“Accounting Cutoff Date” means, with respect to any Spinco Group Member, any date as of the end of which there is a closing of its financial accounting records.
“Additional Tax” means:
(a)
with respect to any Tax imposed on or attributable to any Group Member for which Quanex or the Surviving Entity, as applicable, is otherwise responsible under this Agreement, an amount equal to the excess (if any) of (1) the cumulative amount of Tax for which Quanex or the Surviving Entity, as applicable, is otherwise responsible under this Agreement determined after taking into account any and all actions described in Section 2.6(b), over (2) the cumulative amount of Tax that Quanex or the Surviving Entity, as applicable, would otherwise be responsible for under this Agreement determined without taking into account any actions described in Section 2.6(b); and

(b)
subject to clause (a) and without duplication, with respect to any action described in Section 2.6(b) that affects a Tax Asset of any Group Member, an amount equal to the Tax Benefits from such Tax Asset that Quanex or the Surviving Entity, as applicable, would have otherwise recognized if such action had not occurred.

For purposes of this Agreement, the term “Additional Tax” does not include any Distribution and Restructuring Taxes.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.
“Affiliate” means any Person that directly or indirectly is “controlled” by the other Person in question. For purposes of the term “Affiliate”, the term “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term “Affiliate” shall refer to Affiliates of a Person as determined after the Distribution.

“Agreement” shall have the meaning provided in the preamble.
“Building Products Business” means the building products business conducted by Quanex through the Spinco Group.
“Carryback Item” means any net operating loss, net capital loss, excess tax credit or other similar Tax item which may or must be carried from a Tax Period to a previous Tax Period under the Code or other applicable Tax Law.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.
“Combined Tax Return” means, with respect to any Tax, a Tax Return filed on a combined, consolidated or unitary basis that includes one or more Quanex Group Members and one or more Spinco Group Members or in which Tax Items of one or more Quanex Group Members may be combined with or offset against the Tax Items of one or more Spinco Group Members.
“Companies” means Quanex, Spinco and Spinco Sub, collectively, and “Company” means, as the context requires, Quanex, Spinco or Spinco Sub.
“Controlling Company” shall have the meaning provided in Section 7.3.
“Contribution” shall have the meaning provided in the recitals to this Agreement.
“Conversions” shall have the meaning provided in the recitals to this Agreement.
“Cutoff Date” means October 31, 2007.
“Default Rate” means a rate of interest equal to the underpayment rate provided in Section 6621(c) of the Code, determined as of the date any applicable payment required to be made under this Agreement is due.
“Distributed Corporation” shall have the meaning provided in Section 4.3(b)(2)(ii).
“Distribution” shall have the meaning provided in the recitals to this Agreement.
“Distribution Agreement” means that certain Distribution Agreement dated December 19, 2007, as amended from time to time, among Quanex, Spinco and Spinco Sub setting forth the corporate transactions required to effect the Distribution, and to which this Agreement is attached as an exhibit.
“Distribution Date” means the Distribution Date as that term is defined in the Distribution Agreement.

“Distribution and Restructuring Taxes” means (i) any Taxes, calculated without regard to any Tax Assets of the Quanex Group, imposed on any Quanex or Spinco Group Member resulting from, or arising in connection with, the Distribution (for the avoidance of doubt, including any liability for Taxes, withholding taxes or other Taxes arising from a failure to properly withhold Taxes in respect of the Distribution) or (ii) any and all Taxes imposed on or attributable to any Quanex or Spinco Group Member that arise from or are attributable to such Group Member’s distribution, transfer, assignment, other disposition, receipt, purchase or other acquisition of the Spinco Assets pursuant to the Restructuring, however effected.
“Election Statement” shall have the meaning provided in Section 4.3(b)(2)(ii).
“Entity” means a partnership (whether general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, without regard to whether it is treated as a disregarded entity for U.S. federal tax purposes.
“Equity Award” means any equity-based incentive compensation award, grant or agreement that provides for the delivery of shares of Quanex stock to any Person as compensation for services, including, but not limited to, an option to acquire shares of Quanex stock (or other equity-based incentives, the economic value of which is designed to mirror that of an option, including incentive stock options, non-qualified stock options, discounted non-qualified stock options, cliff options and tandem stock options), restricted stock, restricted stock units, stock appreciation rights, phantom stock units, performance shares, dividend equivalents, stock payments, deferred stock payments, performance-based awards or warrants granted under any plan, agreement or arrangement to the extent shares of Quanex stock are issued, issuable or transferred (as opposed to cash compensation).
“Federal Income Tax” means any Tax imposed by Subtitle A or F of the Code.
“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Taxable Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Controlling Company, or by a comparable form under the Tax Laws of a state, local or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the Controlling Company to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Taxable Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Tax Laws of a state, local or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or possession of the United States, which is an “income tax” as defined in Treasury Regulations Section 1.901-2.
“Group” means the Quanex Group or the Spinco Group, as the context requires, and the term “Groups” means the Quanex Group and the Spinco Group.
“Group Member” means, as the context requires, any Quanex Group Member or any Spinco Group Member.
“Income Tax” means each of any Federal Income Tax, State Income Tax or Foreign Income Tax, as the context requires.
“Income Tax Return” means any Tax Return filed or required to be filed with any Tax Authority with respect to an Income Tax.
“Indemnification Expenses” shall have the meaning provided in Section 7.3.
“Indemnified Company” means (a) Quanex, in cases where it is entitled to be indemnified for Losses by the Surviving Entity under this Agreement, and (b) the Surviving Entity, in cases where it is entitled to be indemnified for Losses by Quanex under this Agreement.
“Indemnifying Company” means (i) Quanex, in cases where it is obligated to indemnify the Surviving Entity for Losses under this Agreement, and (ii) the Surviving Entity, in cases where it is obligated to indemnify Quanex for Losses under this Agreement.
“Independent Firm” means a nationally recognized accounting firm; provided, however, that such term shall not include any accounting firm that performs or has performed audit services with respect to any Company.
“IRS” means the Internal Revenue Service.
“Loss” means any loss, cost, fine, penalty, fee, damage, obligation, liability, payment in settlement, Tax or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages.
“Membership Interest” shall have the meaning provided in the recitals to this Agreement.
“Other Tax” means any Tax that is not an Income Tax, and specifically includes any value added tax, any real or personal property Tax, any flat minimum dollar Tax, any withholding Tax or any capital duty tax.
“Payment Period” shall have the meaning provided in Section 5.5.
“Person” means an individual, any Entity or a governmental entity or any department, agency or political subdivision thereof.

“Post-Cutoff Period” means, with respect to any Income Tax, any Tax Period beginning after the Cutoff Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the Cutoff Date.
“Pre-Cutoff Period” means, with respect to any Income Tax, any Tax Period ending on or before the Cutoff Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Cutoff Date.
“Preparing Company” shall have the meaning provided in Section 5.1(c).
“Prior Tax Allocation Agreements” means any written or oral agreement or any other arrangements relating to the allocation of Taxes existing between or among any Quanex Group Member and any Spinco Group Member as of the Cutoff Date (other than this Agreement).
“Quanex” shall have the meaning provided in the preamble to this Agreement.
“Quanex Combined Tax Return” means a Combined Tax Return that a Quanex Group Member is responsible for filing under applicable Tax Law.
“Quanex’ Combined Tax Return Estimated Income Tax Payment” shall have the meaning provided in Section 5.1(a)(1)(ii).
“Quanex’ Combined Tax Return Separate Income Tax Liability” shall have the meaning provided in Section 5.1(b)(1)(ii).
“Quanex Consolidated Group” shall have the meaning provided in the recitals to this Agreement.
“Quanex’ Estimated Income Tax Payment” shall have the meaning provided in Section 5.1(a)(2).
“Quanex Filed Returns” shall have the meaning provided in Section 4.1(a).
“Quanex Group” means, collectively, Quanex and its direct and indirect Subsidiaries, but excluding any Spinco Group Member.
“Quanex Group Member” means, individually, each member of the Quanex Group, and the term “Quanex Group Members” means, collectively, as the context requires, all or less than all of the members of the Quanex Group.
“Quanex Indemnitees” shall have the meaning provided in Section 2.1(b).
“Quanex Separate Return” means, with respect to any Tax, a Tax Return that includes only Quanex Group Members.
“Quanex’ Separate Income Tax Liability” shall have the meaning provided in Section 5.1(b)(2).

“Quanex Stockholders” shall have the meaning provided in the recitals to this Agreement.
“Receiving Company” shall have the meaning provided in Section 5.1(c).
“Record Date” means the Record Date as that term is defined in the Distribution Agreement.
“Reimbursement Statement” shall have the meaning provided in Section 7.3.
“Restructuring” means the restructuring by Quanex of the Spinco Assets related to the Building Products Business to cause the Spinco Assets to be held by the Spinco Group, including the Conversions, but does not include the Distribution.
“Revised Tax Payment” shall have the meaning provided in Section 5.1(d).
“Revised Tax Schedule” shall have the meaning provided in Section 5.1(d).
“Section 336(e) Election” shall have the meaning provided in Section 4.3(b)(2)(ii).
“Separate Company Tax” means any Tax computed by reference to the assets and activities of a member or members of a single Group.
“Spinco” shall have the meaning provided in the preamble to this Agreement.
“Spinco Assets” means the Spinco Assets as that term is defined in the Distribution Agreement.
“Spinco Combined Tax Return” means a Combined Tax Return that a Spinco Group Member is responsible for filing under applicable Tax Law.
“Spinco’s Estimated Income Tax Payment” shall have the meaning provided in Section 5.1(a)(1)(i).
“Spinco Filed Returns” shall have the meaning provided in Section 4.2.
“Spinco Group” means, collectively, Spinco, Spinco Sub and the Entities listed on Schedule 1.1 and each successor to any such Entity and each Entity to which the assets and liabilities of any such Entity are transferred and assumed, respectively, as a result of the Conversions; provided, that if any Entity listed on Schedule 1.1 is not a Subsidiary of Spinco immediately after the Distribution, such Entity shall cease to be included in the Spinco Group immediately prior to the Distribution.
“Spinco Group Member” means, individually, each member of the Spinco Group, and the term “Spinco Group Members” means, collectively, as the context requires, all or less than all of the members of the Spinco Group.
“Spinco Indemnitees” shall have the meaning provided in Section 2.1(a).

“Spinco Liabilities” means the Spinco Liabilities as that term is defined in the Distribution Agreement.
“Spinco Merger” shall have the meaning provided in the recitals to this Agreement.
“Spinco Merger Agreement” means the Agreement and Plan of Merger to be entered into by and between Spinco and Spinco Sub prior to the Distribution Date.
“Spinco’s Separate Income Tax Liability” shall have the meaning provided in Section 5.1(b)(1)(i).
“Spinco Separate Return” means a Tax Return that includes one or more Spinco Group Members and does not include any Quanex Group Member, including any such Tax Return filed for Federal Income Tax purposes by an affiliated group (as defined in Section 1504 of the Code) of corporations the common parent of which is a Spinco Group Member or any other corporation that is not a Quanex Group Member.
“Spinco Sub” shall have the meaning provided in the preamble to this Agreement.
“State Income Tax” means any Tax imposed by any state of the United States, the District of Columbia or any political subdivision of the foregoing, which is imposed on or measured, in whole or in part, by income, including franchise Taxes based on income.
“Straddle Period” means any Tax Period that begins on or before and ends after the Cutoff Date.
“Stub Period” means the Tax Period, or the portion of any Tax Period, that begins on the day after the Cutoff Date and ends on the Distribution Date.
“Subsidiary” means, with respect to any Person, each Entity that such Person directly or indirectly owns, beneficially or of record (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.
“Surviving Entity” means (a) Spinco prior to the effective time of the Spinco Merger and (b) Spinco Sub at and after the effective time of the Spinco Merger.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, capital duty, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.
“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Taxable Period, and that could reduce a Tax in another Tax Period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit, but does not include the tax basis of an asset.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such governmental entity or political subdivision, including the IRS.
“Tax Benefit” means any refund received, credit or other reduction of a Tax liability (including any reduction in estimated Taxes) as a result of a Tax Item.
“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any member of any Group (including any administrative or judicial review of any claim for refund) for any Tax Period.
“Tax Detriment” means an increase in the Tax liability of any Group Member for any Tax Period or a decrease in a Tax Asset of any Group Member. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized from a Tax Item in a Tax Period only if and to the extent that the Tax liability of the Group Member for such Tax Period, after taking into account the effect of the Tax Item on the Tax liability of such Group Member in the current Tax Period and all prior Tax Periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.
“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
“Tax Law” means the law of any Tax Authority, including the Code and any controlling judicial or administrative interpretations of such law relating to any Tax.
“Tax Payment” means any payment by the Surviving Entity to Quanex or by Quanex to the Surviving Entity, as the case may be, that is contemplated in Section 5.1.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
“Tax Return” means any report, return, declaration, statement, form or other information required to be filed with or submitted to any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Tax Law relating to any Tax, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Schedule” shall have the meaning provided in Section 5.1(c).
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
Other capitalized terms defined elsewhere in this Agreement shall have the meanings given them.
Section 1.2. Construction.
Unless the context otherwise requires: (a) references to a Section (other than in connection with the Code or the Treasury Regulations) refer to a section of this Agreement; (b) the word “including” shall mean “including, but not limited to”; and (c) words used in the singular shall also denote the plural, and words used in the plural shall also denote the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 2. Indemnification; Allocation of Responsibility for Taxes.
Section 2.1. Indemnification.
(a) Quanex’ Indemnity of the Surviving Entity.
Quanex shall indemnify the Surviving Entity, each other Spinco Group Member and their respective directors, managers, officers and employees (collectively, the “Spinco Indemnitees”), and hold them harmless from and against any and all Losses that arise from or are attributable to:
(1) any and all Taxes that do not relate or are not attributable to the Building Products Business (for the avoidance of doubt, other than Taxes arising out of the Spinco Group’s operations after the Cutoff Date);
(2) any and all Taxes that are specifically allocated to or are the responsibility of Quanex under this Agreement;
(3) any failure by Quanex to make a payment required by this Agreement to the Surviving Entity when due;
(4) any breach or nonperformance, as appropriate, by Quanex of any of its representations, warranties or covenants contained in this Agreement; and
(5) except as provided in Section 2.1(b), any Taxes of Quanex or any member of the Quanex Consolidated Group imposed on any Spinco Group Member by reason of being severally liable for such Taxes pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of Tax Law.

(b) The Surviving Entity’s Indemnity of Quanex.
The Surviving Entity shall indemnify Quanex, each other Quanex Group Member and their respective directors, officers and employees (collectively, the “Quanex Indemnitees”), and hold them harmless from and against any and all Losses that arise from or are attributable to:
(1) any and all Taxes that are specifically allocated to or are the responsibility of the Surviving Entity under this Agreement;
(2) any failure by the Surviving Entity to make a payment required by this Agreement to Quanex when due; and
(3) any breach or nonperformance, as appropriate, by Spinco or Spinco Sub of any of its representations, warranties or covenants contained in this Agreement.
Section 2.2. Allocation of Federal Income Taxes.
Except as provided in Section 2.6, the responsibility for Federal Income Taxes, including any adjustment to such Federal Income Taxes as a result of a Final Determination, imposed on or attributable to the Building Products Business shall be allocated between Quanex and the Surviving Entity as follows:
(a) Quanex’ Responsibility for Federal Income Taxes.
Quanex shall be responsible for any and all Federal Income Taxes to the extent such Federal Income Taxes are imposed on or are attributable to the Building Products Business for any Pre-Cutoff Period.
(b) The Surviving Entity’s Responsibility for Federal Income Taxes.
Except as provided in Section 2.2(a), the Surviving Entity shall be responsible for any and all Federal Income Taxes that are imposed on or are attributable to the Building Products Business.
Section 2.3. Allocation of State Income Taxes.
Except as provided in Section 2.6, the responsibility for any and all State Income Taxes, including any adjustment to such State Income Taxes as a result of a Final Determination, imposed on or attributable to the Building Products Business shall be allocated between Quanex and the Surviving Entity as follows:
(a) Quanex’ Responsibility for State Income Taxes.
Quanex shall be responsible for any and all State Income Taxes to the extent such State Income Taxes are imposed on or are attributable to the Building Products Business for any Pre-Cutoff Period.

(b) The Surviving Entity’s Responsibility for State Income Taxes.
Except as provided in Section 2.3(a), the Surviving Entity shall be responsible for any and all State Income Taxes that are imposed on or are attributable to the Building Products Business.
Section 2.4. Foreign Income Taxes.
Except as provided in Section 2.6, the responsibility for Foreign Income Taxes, including any adjustment to such Foreign Income Taxes as a result of a Final Determination, imposed on or attributable to the Building Products Business shall be allocated between Quanex and the Surviving Entity as follows:
(a) Quanex’ Responsibility for Foreign Income Taxes.
Quanex shall be responsible for any and all Foreign Income Taxes to the extent such Foreign Income Taxes are imposed on or are attributable to the Building Products Business for any Pre-Cutoff Period.
(b) The Surviving Entity’s Responsibility for Foreign Income Taxes.
Except as provided in Section 2.4(a), the Surviving Entity shall be responsible for any and all Foreign Income Taxes that are imposed on or are attributable to the Building Products Business.
Section 2.5. Allocation of Other Taxes.
Except as provided in Section 2.6, the responsibility for Other Taxes, including any adjustment to such Other Taxes as a result of a Final Determination, imposed on or attributable to the Building Products Business shall be allocated between Quanex and the Surviving Entity as follows:
(a) Quanex’ Responsibility for Other Taxes.
Quanex shall be responsible for any and all Other Taxes imposed on or attributable to the Building Products Business to the extent that such Other Taxes are due and payable on or prior to the Cutoff Date.
(b) The Surviving Entity’s Responsibility for Other Taxes.
The Surviving Entity shall be responsible for any and all Other Taxes imposed on or attributable to the Building Products Business to the extent that such Other Taxes are due and payable after the Cutoff Date.

Section 2.6. Distribution Taxes; Restructuring Taxes; Additional Taxes.
(a) Distribution and Restructuring Taxes.
Notwithstanding any other provision of this Agreement to the contrary, the responsibility for Distribution and Restructuring Taxes shall be allocated between Quanex and the Surviving Entity as follows:
(1) Quanex’ Responsibility for Distribution and Restructuring Taxes. Quanex shall be responsible for any and all Distribution and Restructuring Taxes to the extent the amount of the Distribution and Restructuring Taxes do not exceed $85 million. If the Distribution and Restructuring Taxes do not exceed $85 million, Quanex shall pay to the Surviving Entity an amount equal to the amount by which $85 million exceeds the amount of the Distribution and Restructuring Taxes.
(2) The Surviving Entity’s Responsibility for Distribution and Restructuring Taxes. The Surviving Entity shall be responsible for any and all Distribution and Restructuring Taxes to the extent the amount of the Distribution and Restructuring Taxes exceeds $85 million. If the amount of the Distribution and Restructuring Taxes exceeds $85 million, the Surviving Entity shall pay to Quanex an amount equal to the amount by which the amount of the Distribution and Restructuring Taxes exceeds $85 million.
(3) Adjustments to Distribution and Restructuring Taxes. If there is any increase to Distribution and Restructuring Taxes described in this Section 2.6(a) (for the avoidance of doubt, including as a result of a failure to properly withhold Taxes in respect of the Distribution), whether as a result of a Tax Contest, Adjustment Request or otherwise, the Surviving Entity shall pay to Quanex the amount of such increase not more than 15 days after such adjustment is made. If there is a decrease to Distribution and Restructuring Taxes described in this Section 2.6(a), whether as a result of a Tax Contest, Adjustment Request or otherwise, Quanex shall pay to the Surviving Entity the amount of such decrease not more than 15 days after the refund from the relevant Tax Authority relating to such adjustment is made.
(b) Additional Taxes.
Except as provided in Section 2.6(a), but notwithstanding any other provision of this Agreement to the contrary:
(1) Quanex’ Responsibility for Additional Taxes. Quanex shall be responsible for any and all Additional Taxes imposed on any Group Member that result or arise, in whole or in part, from Quanex’ breach or nonperformance, as appropriate, of any representation, covenant or agreement contained in this Agreement, including Additional Taxes resulting or arising from any Quanex Group Member failing to provide assistance and cooperation to the Surviving Entity in accordance with Section 6.1 or failing to retain Tax Records in accordance with Section 6.2.

(2) The Surviving Entity’s Responsibility for Additional Taxes. The Surviving Entity shall be responsible for any and all Additional Taxes imposed on any Group Member that result or arise, in whole or in part, from any Spinco Group Member’s breach or nonperformance, as appropriate, of any representation, covenant or agreement contained in this Agreement that occurs after the Distribution, including Additional Taxes resulting or arising from any Spinco Group Member failing to provide assistance and cooperation to Quanex in accordance with Section 6.1 or failing to retain Tax Records in accordance with Section 6.2.
Section 3. Proration of Tax Items; Allocation of Tax Assets.
For purposes of allocating Tax Items between Pre-Cutoff Periods and Post-Cutoff Periods and for purposes of preparing and filing Income Tax Returns under this Agreement, the following provisions shall apply:
Section 3.1. Proration of Tax Items.
Tax Items relating or attributable to the Building Products Business shall be apportioned between Pre-Cutoff Periods and Post-Cutoff Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) or an applicable corresponding provision under the Tax Laws of any state, local or foreign jurisdiction by assuming (i) that each Spinco Group Member ceases to be a member of the Quanex Consolidated Group on the Cutoff Date, (ii) that no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items) and (iii) that any and all Tax Items of any Quanex Group Member that relate or are attributable to the Building Products Business were Tax Items of Spinco. If the Cutoff Date is not an Accounting Cutoff Date, the principles of Treasury Regulations Section 1.1502-76(b)(2)(iii) shall be applied to ratably allocate the Tax Items (other than extraordinary items) of the month that includes the Cutoff Date.
Section 3.2. Allocation of Tax Assets.
Quanex shall determine in accordance with applicable Tax Laws the allocation of any applicable Tax Assets among Quanex, each other Quanex Group Member, Spinco and each other Spinco Group Member. The Companies hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, each Tax Asset shall be allocated to the Group Member who generated such Tax Asset.
Section 3.3. Quanex Equity Awards.
Except as otherwise required by applicable Tax Law and subject to the following sentence, Quanex shall be entitled to claim on its Tax Returns any and all Tax deductions attributable to an exercise, or a disqualifying disposition, grant, vesting, payment or delivery of shares, or other consideration in lieu of shares, by Quanex, under or in connection with an Equity Award (including a payment of dividends in connection with an Equity Award), and neither the Surviving Entity nor any Spinco Group Member shall attempt to claim on any Tax Return any such Tax deductions. Notwithstanding the foregoing sentence, if Quanex determines that under applicable Tax Law (or as a result of a Final Determination) no Quanex Group Member is entitled to claim such Tax deductions but the Surviving Entity or a Spinco Group Member is entitled to claim such Tax deductions, the Surviving Entity or such Spinco Group Member shall be entitled to claim such Tax deductions on its applicable Tax Returns, and the Surviving Entity shall pay to Quanex the “deemed tax benefit” of such Tax deductions, regardless of whether the Surviving Entity or any Spinco Group Member actually claims such Tax deductions or realizes a Tax Benefit from claiming any such Tax deductions. For purposes of this Section 3.3, the “deemed tax benefit” shall conclusively be the total amount of the available Tax deductions for any such exercise, disqualifying disposition, grant, vesting or payment multiplied by 36%. The Surviving Entity shall pay the “deemed tax benefit” amount, if any, to Quanex no later than 20 days after the later of (a) Quanex’ notification to the Surviving Entity that the Surviving Entity or a Spinco Group Member is entitled to claim such Tax deductions or (b) the occurrence of any applicable exercise, disqualifying disposition, grant, vesting, payment or delivery of shares, or other consideration in lieu of shares, by Quanex under or in connection with an Equity Award. Further, if the performance of the obligations described in this Section 3.3 shall become impracticable or impossible due to any change in Tax Law or the interpretation thereof by any Tax Authority subsequent to the date of this Agreement, the Companies shall use their best efforts to find an alternative means to achieve the same or substantially the same result as that contemplated by this Section 3.3.

Section 4. Preparation and Filing of Tax Returns.
Section 4.1. Quanex’ Responsibility.
(a) Quanex Filed Returns.
Quanex shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Quanex Separate Returns and all Quanex Combined Tax Returns (“Quanex Filed Returns”), and Quanex shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Adjustment Requests made with respect to Quanex Filed Returns. The Surviving Entity shall, and shall cause each Spinco Group Member to, assist and cooperate with Quanex in accordance with Section 6 with respect to the preparation and filing of all Quanex Filed Returns, including providing information required to be provided in Section 6. In the case of any Quanex Filed Return which is required by applicable Tax Law to be signed by any Spinco Group Member (or by its authorized representative), the Surviving Entity shall cause such Spinco Group Member (or its authorized representative) to sign such Quanex Filed Return.
(b) Election to Join in Quanex Combined Tax Returns.
The Surviving Entity shall cause each Spinco Group Member to elect and join in filing Quanex Combined Tax Returns with any Quanex Group Member that Quanex reasonably determines are required to be filed under applicable Tax Laws or will result in the minimization of the net present value of the aggregate Tax to the Group Members eligible to join in such Quanex Combined Tax Returns.
(c) Appointment as Agent.
The Surviving Entity hereby irrevocably designates, and agrees to cause each Spinco Group Member to so designate, Quanex as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Quanex, in its reasonable discretion, may deem appropriate in any and all matters (including Tax Contests) relating to any Quanex Combined Tax Return.

Section 4.2. The Surviving Entity’s Responsibility.
(a) Spinco Filed Returns.
The Surviving Entity shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Spinco Separate Returns and all Spinco Combined Tax Returns (“Spinco Filed Returns”), and the Surviving Entity shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Adjustment Requests made with respect to Spinco Filed Returns. Quanex shall, and shall cause each Quanex Group Member to, assist and cooperate with the Surviving Entity in accordance with Section 6 with respect to the preparation and filing of all Spinco Filed Returns, including providing information required to be provided in Section 6. In the case of any Spinco Filed Return which is required by applicable Tax Law to be signed by any Quanex Group Member (or by its authorized representative), Quanex shall cause such Quanex Group Member (or its authorized representative) to sign such Spinco Filed Return.
(b) Election to Join in Spinco Combined Tax Returns.
Quanex shall cause each Quanex Group Member to elect and join in filing Spinco Combined Tax Returns with any Spinco Group Member that the Surviving Entity reasonably determines are required to be filed under applicable Tax Laws or will result in the minimization of the net present value of the aggregate Tax to the Group Members eligible to join in such Spinco Combined Tax Returns.
(c) Appointment as Agent.
Quanex hereby irrevocably designates, and agrees to cause each Quanex Group Member to so designate, the Surviving Entity as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as the Surviving Entity, in its reasonable discretion, may deem appropriate in any and all matters (including Tax Contests) relating to any Spinco Combined Tax Return.
Section 4.3. Tax Accounting Practices.
(a) In General.
Except as otherwise provided in Section 4.3(b), to the extent the Tax accounting practices or reporting position with respect to Tax Items reported on any Spinco Filed Return might reasonably affect any Tax liability for which Quanex is responsible under this Agreement, the Surviving Entity shall prepare such Spinco Filed Return and report such Tax Items in a manner that is consistent with Quanex’ past Tax accounting practices and reporting positions with respect to such Tax Items (unless such past Tax accounting practices or reporting positions are no longer permissible under the Code or other applicable Tax Law).

(b) Reporting of Distribution Tax Items.
(1) Tax Consequences of the Distribution. If the Spinco Merger has not occurred prior to the Distribution and Quanex distributes the Membership Interest of Spinco to the Quanex Stockholders, the Companies intend for U.S. federal income Tax purposes:
(i) that, prior to the Distribution, Spinco and each other Spinco Group Member (the “Disregarded Entities”) eligible to be disregarded as entities separate from Quanex for U.S. federal Tax purposes under Treasury Regulations section 301.7701-3 shall be so treated;
(ii) that the Distribution be treated for U.S. federal income Tax purposes as a distribution of the Spinco Assets (subject to the Spinco Liabilities) held by the Disregarded Entities to the Quanex Stockholders, followed by a contribution of such Spinco Assets (subject to the Spinco Liabilities) by the Quanex Stockholders to Spinco in exchange for a pro rata share of the Membership Interest of Spinco (which Company intends to be classified as a partnership for U.S. federal Tax purposes immediately following such exchange); and
(iii) that the Spinco Merger be treated for U.S. federal income Tax purposes as a contribution by Spinco of all of the Spinco Assets (subject to the Spinco Liabilities) to Spinco Sub in exchange for all of the outstanding shares of Spinco Sub stock, followed by the distribution of such Spinco Sub shares to the Quanex Stockholders in liquidation of Spinco.
(2) Reporting of Distribution.
(i) General. Notwithstanding any other provision of this Agreement to the contrary, the Surviving Entity shall determine, in a manner consistent with Section 4.3(b)(1) if applicable, the amount of the Distribution and Restructuring Taxes and the proper Tax treatment of Tax Items relating to the Restructuring and the Distribution and the method for reporting any such Tax Item on any Tax Return; provided, that Quanex shall have the opportunity to review and comment upon the Surviving Entity’s determinations, such comments to be reasonably accepted by the Surviving Entity. Such amount, treatment and reporting method shall be used by (i) the Surviving Entity in preparing and filing any Spinco Filed Return and (ii) Quanex in preparing and filing any Quanex Filed Return; provided that, after Quanex has had the opportunity to comment upon the Surviving Entity’s determinations, Quanex believes that it is more likely than not that such positions will be sustained. To the extent any Quanex Filed Return includes a Tax Item relating to the Distribution or the Restructuring, Quanex shall submit a copy of the relevant portion of such Quanex Filed Return to the Surviving Entity for its review. Quanex shall use its reasonable best efforts to make the relevant portions of such Quanex Filed Return available for the Surviving Entity’s review sufficiently in advance of the due date for filing such Quanex Filed Return to provide the Surviving Entity with a meaningful opportunity to analyze and comment on such Quanex Filed Return and have such Quanex Filed Return modified before filing. If, after reviewing Spinco’s determinations under this Section 4.3(b)(2)(i) there is any dispute regarding the proper Tax treatment of any Tax Item relating to the Distribution or the Restructuring, such dispute shall be referred for resolution pursuant to Section 9 sufficiently in advance of the filing date for such Quanex Filed Return (including extensions) to permit the timely filing of the Quanex Filed Return.

(ii) Section 336(e) Election. If the Spinco Merger has not occurred prior to the Distribution and Quanex distributes the Membership Interest of Spinco to the Quanex Stockholders, each Company shall make a protective election pursuant to Section 336(e) of the Code (the “Section 336(e) Election”) with respect to the Distribution in the manner and form reasonably requested by the Surviving Entity and on any applicable Tax Return that includes a Tax Item relating to the Distribution by attaching a statement (the “Election Statement”) to any such Tax Return explaining that in the event the Distribution is not treated for U.S. federal income Tax purposes as a distribution of the Spinco Assets (subject to the Spinco Liabilities) held by the Disregarded Entities to the Quanex Stockholders and is instead treated for U.S. federal income tax purposes as a distribution of shares of stock in a corporation (the “Distributed Corporation”) to the Quanex Stockholders, such Company is making the Section 336(e) Election to treat the Distribution as a disposition of all of the assets held by the Distributed Corporation at the time of the Distribution. The form of the Election Statement to be used by each Company in making any Section 336(e) Election on any applicable Tax Return shall be provided by the Surviving Entity; provided, however, such form shall reflect any reasonable comments made by the Company.
Section 4.4. Right to Review Combined Tax Returns.
The Company responsible for preparing and filing a Combined Tax Return shall make the relevant portions of such Combined Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Combined Tax Return relates to Taxes for which the other Company may be responsible under this Agreement or (ii) the other Company reasonably determines that it must inspect such Combined Tax Return to confirm its compliance with the terms of this Agreement. The Company responsible for preparing and filing such Combined Tax Return shall use its reasonable best efforts to make the relevant portions of such Combined Tax Return available for review as required under this Section 4.4 sufficiently in advance of the due date for filing such Combined Tax Return to provide the other Company with a meaningful opportunity to analyze and comment on such Combined Tax Return and have such Combined Tax Return modified before filing. Quanex and the Surviving Entity shall attempt in good faith to resolve any issues arising out of the review of such Combined Tax Returns.
Section 4.5. Adjustment Requests; Carrybacks; Utilization of Tax Assets.
(a) Adjustment Requests and Carrybacks Requiring Quanex’ Consent.
Except as otherwise required by applicable Tax Law or unless Quanex otherwise consents in writing, the Surviving Entity hereby agrees to cause each Spinco Group Member (i) to not make any Adjustment Request with respect to any Tax for any Pre-Cutoff Period applicable to such Spinco Group Member and (ii) to make any available elections to relinquish the right to claim in any Pre-Cutoff Period any Carryback Items of any Spinco Group Member arising in a Post-Cutoff Period, including making the election under Section 172(b)(3) of the Code (and any similar provision of any other applicable Tax Laws) to relinquish the right to carry back net operating losses. With respect to any Adjustment Request to which Quanex grants its consent under the preceding sentence, the Surviving Entity shall reimburse Quanex for its legal, accounting, administrative and other related expenses incurred in preparing, filing and making any such Adjustment Request.

(b) Carrybacks to Pre-Cutoff Periods.
Notwithstanding Section 4.5(a), if any Spinco Group Member is required by applicable Tax Law to carry back a Carryback Item arising in a Post-Cutoff Period to a Pre-Cutoff Period, the Companies agree that any Carryback Item of any Quanex Group Member that may be carried back to the same Pre-Cutoff Period shall be deemed to be used before any Carryback Item of any Spinco Group Member. If any Quanex Group Member receives a refund or realizes a Tax Benefit as a result of a Carryback Item of any Spinco Group Member arising in a Post-Cutoff Period being carried back to a Pre-Cutoff Period, Quanex shall make a payment to the Surviving Entity in an amount equal to such refund or the realized Tax Benefit within 30 days following either the receipt of such refund or the filing of the Tax Return reflecting the realization of such Tax Benefit.
(c) Other Adjustment Requests Permitted.
With respect to any Tax imposed on or attributable to any Group Member for any applicable Pre-Cutoff Period, Quanex may make an Adjustment Request with respect to such Tax, including carrying back a Carryback Item of any Quanex Group Member arising in a Post-Cutoff Period to any Pre-Cutoff Period. Any refund or other Tax Benefit obtained as a result of any such Adjustment Request pursuant to the preceding sentence shall be for the account of Quanex, and Quanex shall have no obligation to compensate or make a payment to any Spinco Group Member in the event any such Adjustment Request results in a Tax Detriment to any Spinco Group Member.
(d) Utilization of Tax Assets.
With respect to each Combined Tax Return and any adjustment to the Income Taxes reflected on a Combined Tax Return as a result of a Tax Contest, Adjustment Request or otherwise, each Group Member included in such Combined Tax Return shall be entitled to use, in accordance with applicable Tax Laws, any and all Tax Assets of each other Group Member included in such Combined Tax Return. Except as provided in Section 5.1, no Group Member that utilizes the Tax Assets of any other Group Member shall be required to compensate or make any payment to such other Group Member with respect to the utilization of such Tax Assets.
Section 5. Payments Under this Agreement.
Section 5.1. Tax Payments With Respect to Combined Tax Returns and Spinco Separate Returns.
(a) Estimated Income Tax Payments.
(1) Combined Tax Returns.

(i) Quanex Combined Tax Returns. With respect to any estimated Income Tax payable on a Quanex Combined Tax Return that takes into account the Tax Items of any Spinco Group Member that are allocable pursuant to Section 3.1 to the portion of the Stub Period for which such estimated Income Taxes are payable, the Surviving Entity shall pay, or cause to be paid, to Quanex an amount (“Spinco’s Estimated Income Tax Payment”) equal to the estimated Income Tax such Spinco Group Member would pay if it filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Spinco Group Member for the applicable portion of the Stub Period; provided, that to the extent that such Spinco Group Member would be entitled to file an Income Tax Return with respect to the applicable Income Tax on a consolidated, combined or unitary basis with any other Spinco Group Member, Spinco’s Estimated Income Tax Payment for such Spinco Group Members shall be determined as though such Spinco Group Members filed an Income Tax Return with respect to such Income Tax on a consolidated, combined or unitary basis based solely on the income, apportionment factors and other Tax Items of such Spinco Group Members for the Stub Period.
(ii) Spinco Combined Tax Returns. With respect to any estimated Income Tax payable on a Spinco Combined Tax Return that takes into account the Tax Items of any Quanex Group Member that are allocable pursuant to Section 3.1 to the portion of the Stub Period for which such estimated Income Taxes are payable, Quanex shall pay, or cause to be paid, to the Surviving Entity an amount (“Quanex’ Combined Tax Return Estimated Income Tax Payment”) equal to the estimated Income Tax such Quanex Group Member would pay if it filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Quanex Group Member for the applicable portion of the Stub Period; provided, that to the extent that such Quanex Group Member would be entitled to file an Income Tax Return with respect to the applicable Income Tax on a consolidated, combined or unitary basis with any other Quanex Group Member, Quanex’ Combined Tax Return Estimated Income Tax Payment for such Quanex Group Members shall be determined as though such Quanex Group Members filed an Income Tax Return with respect to such Income Tax on a consolidated, combined or unitary basis based solely on the income, apportionment factors and other Tax Items of such Quanex Group Members for the Stub Period.
(2) Spinco Separate Return. With respect to any estimated Income Tax payable on a Spinco Separate Return that takes into account the Tax Items of any Spinco Group Member that are allocable pursuant to Section 3.1 to Pre-Cutoff Periods for which such estimated Income Taxes are payable, Quanex shall pay, or cause to be paid, to the Surviving Entity an amount (“Quanex’ Estimated Income Tax Payment”) equal to the estimated Income Tax such Spinco Group Member would pay if the amount of such estimated Income Tax were determined based solely on the income, apportionment factors and other Tax Items of such Spinco Group Member for the applicable portion of the Pre-Cutoff Period; provided, that to the extent that such Spinco Group Member files an Income Tax Return with respect to the applicable Income Tax on a consolidated, combined or unitary basis with any other Spinco Group Member, the aggregate amount of Quanex’ Estimated Income Tax Payment payable with respect to such Spinco Group Members shall be determined by taking into account the fact that such Spinco Group Members file an Income Tax Return with respect to such Income Tax on a consolidated, combined or unitary basis.

(b) Income Tax Liability.
(1) Combined Tax Returns.
(i) Quanex Combined Tax Returns. With respect to any Income Tax payable on a Quanex Combined Tax Return that takes into account the Tax Items of any Spinco Group Member that are allocable pursuant to Section 3.1 to the portion of the Stub Period for which such Income Taxes are payable, the Surviving Entity shall pay, or cause to be paid, to Quanex an amount equal to the excess, if any, of (i) the amount of Income Taxes that would be incurred by the Spinco Group Member had such Spinco Group Member filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Spinco Group Member for the portion of the Stub Period for which such Income Taxes are payable (“Spinco’s Separate Income Tax Liability”), over (ii) the aggregate amount of Spinco’s Estimated Income Tax Payments actually paid to Quanex with respect to Spinco’s Separate Income Tax Liability. If the aggregate amount of Spinco’s Estimated Income Tax Payments actually paid to Quanex with respect to Spinco’s Separate Income Tax Liability exceeds Spinco’s Separate Income Tax Liability, Quanex shall pay to the Surviving Entity an amount equal to such excess. In addition, to the extent that any Quanex Group Member utilizes any Tax Assets of a Spinco Group Member that accrues after the Cutoff Date and such utilization results in a Tax Benefit being realized by such Quanex Group Member (treating any Tax Assets attributable to the Quanex Group as utilized prior to the utilization of any Tax Assets attributable to the Spinco Group), then Quanex shall pay to the Surviving Entity the amount of such Tax Benefit and such Tax Assets for which Quanex has paid the Surviving Entity shall not be utilizable by any Spinco Group Member. For purposes of determining Spinco’s Separate Income Tax Liability, to the extent that any Spinco Group Member would be entitled to file an Income Tax Return on a consolidated, combined or unitary basis with any other Spinco Group Member, Spinco’s Separate Income Tax Liability shall be determined as though such Spinco Group Members had filed a consolidated, combined or unitary Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Spinco Group Members for the applicable portion of the Stub Period.
(ii) Spinco Combined Tax Returns. With respect to any Income Tax payable on a Spinco Combined Tax Return that takes into account the Tax Items of any Quanex Group Member that are allocable pursuant to Section 3.1 to the portion of the Stub Period for which such Income Taxes are payable, Quanex shall pay, or cause to be paid, to the Surviving Entity an amount equal to the excess, if any, of (i) the amount of Income Taxes that would be incurred by the Quanex Group Member had such Quanex Group Member filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Quanex Group Member for the portion of the Stub Period for which such Income Taxes are payable (“Quanex’ Combined Tax Return Separate Income Tax Liability”), over (ii) the aggregate amount of Quanex’ Combined Tax Return Estimated Income Tax Payments actually paid to the Surviving Entity with respect to Quanex’ Combined Tax Return Separate Income Tax Liability. If the aggregate amount of Quanex’ Combined Tax Return Estimated Income Tax Payments actually paid to the Surviving Entity with respect to Quanex’ Combined Tax Return Separate Income Tax Liability exceeds Quanex’ Combined Tax Return Separate Income Tax Liability, the Surviving Entity shall pay to Quanex an amount equal to such excess. In addition, to the extent that any Spinco Group Member utilizes any Tax Assets of a Quanex Group Member that accrues after the Cutoff Date and such utilization results in a Tax Benefit being realized by such Spinco Group Member (treating any Tax Assets attributable to the Spinco Group as utilized prior to the utilization of any Tax Assets attributable to the Quanex Group), then the Surviving Entity shall pay to Quanex the amount of such Tax Benefit and such Tax Assets for which the Surviving Entity has paid Quanex shall not be utilizable by any Quanex Group Member. For purposes of determining Quanex’ Combined Tax Return Separate Income Tax Liability, to the extent that any Quanex Group Member would be entitled to file an Income Tax Return on a consolidated, combined or unitary basis with any other Quanex Group Member, Quanex’ Combined Tax Return Separate Income Tax Liability shall be determined as though such Quanex Group Members had filed a consolidated, combined or unitary Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Quanex Group Members for the applicable portion of the Stub Period.

(2) Spinco Separate Returns. With respect to any Income Tax payable on a Spinco Separate Return that takes into account the Tax Items of any Spinco Group Member that are allocable pursuant to Section 3.1 to Pre-Cutoff Periods, Quanex shall pay, or cause to be paid, to the Surviving Entity an amount equal to the excess, if any, of (i) the amount of Income Taxes that would be incurred by the Spinco Group Member had such Spinco Group Member filed an Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Spinco Group Member for the portion of the Pre-Cutoff Period for which such Income Tax is payable (“Quanex’ Separate Income Tax Liability”), over (ii) the aggregate amount of Quanex’ Estimated Income Tax Payments actually paid to the Surviving Entity with respect to Quanex’ Separate Income Tax Liability. If the aggregate amount of Quanex’ Estimated Income Tax Payments actually paid to the Surviving Entity with respect to Quanex’ Separate Income Tax Liability exceeds Quanex’ Separate Income Tax Liability, the Surviving Entity shall pay to Quanex an amount equal to such excess. In addition, to the extent that any Spinco Group Member utilizes any Tax Assets of a Spinco Group Member that accrues before the Cutoff Date and such utilization results in a Tax Benefit being realized by such Spinco Group Member (treating any Tax Assets accruing before the Cutoff Date as utilized prior to the utilization of any Tax Assets accruing after the Cutoff Date), then the Surviving Entity shall pay to Quanex the amount of such Tax Benefit. For purposes of determining Quanex’ Separate Income Tax Liability, to the extent that any Spinco Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any other Spinco Group Member, Quanex’ Separate Income Tax Liability for such Spinco Group Members shall be determined by taking into account the fact that such Spinco Group Members file a consolidated, combined or unitary Income Tax Return.
(c) Timing of Tax Payments.
With respect to each Tax Payment required to be made by the Surviving Entity to Quanex or by Quanex to the Surviving Entity, as the case may be, under this Section 5.1, the Company responsible for preparing the Income Tax Return with respect to which such Tax Payment is attributable (the “Preparing Company”) shall prepare and deliver a schedule (the “Tax Schedule”) to the other Company (the “Receiving Company”) showing in reasonable detail the Preparing Company’s calculation of such Tax Payment not later than 15 days prior to the due date (including extensions if an extension with respect to the applicable Tax Return is requested) of such Income Tax Return. Within 15 days after the Receiving Company’s receipt of the Tax Schedule, the Receiving Company shall pay to the Preparing Company the amount of the Tax Payment reflected on the Tax Schedule.

(d) Adjustments to Tax Payments.
If there is any adjustment to any Income Tax described in Section 5.1(b), whether as a result of a Tax Contest, Adjustment Request or otherwise, the Preparing Company shall redetermine the amount of the Tax Payments due under Section 5.1(b) (the “Revised Tax Payment”) and deliver a statement (the “Revised Tax Schedule”) to the Receiving Company setting forth in appropriate detail the Preparing Company’s determination of the Revised Tax Payment. If the Revised Tax Payment exceeds the Tax Payment previously paid by the Receiving Company under Section 5.1(b) with respect to such Income Tax, the Receiving Company shall pay to the Preparing Company the difference between the Revised Tax Payment and the Tax Payment not more than 15 days after the Receiving Company’s receipt of the Revised Tax Schedule. If the Revised Tax Payment is less than the Tax Payment previously paid by the Receiving Company under Section 5.1(b) with respect to such Income Tax, the Preparing Company shall pay to the Receiving Company the difference between the Revised Tax Payment and the Tax Payment within 15 days after such adjustment.
Section 5.2. Payments to Tax Authorities.
With respect to each Tax Return that a Company is required to prepare and file under this Agreement, such Company shall pay, or cause to be paid, to the applicable Tax Authority when due (including extensions) all Taxes determined to be due and payable.
Section 5.3. Timing of Payments.
In the event a Company is required to make a payment to another Company under this Agreement and the time for making such payment is not otherwise provided for in this Agreement, the first Company shall make such payment within 15 days of its receipt of such other Company’s written demand for such payment, which written demand shall include in reasonable detail an explanation and computation of the amount due.
Section 5.4. Tax Treatment of Payments.
Unless otherwise required by applicable Tax Law, the Companies agree that any payments made by one Company to another Company (other than any reimbursement of expense pursuant to Section 4.5(a) and interest payments pursuant to Section 5.5) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be, between Quanex and Spinco) made immediately prior to the Distribution and, accordingly, as not includible in the Taxable income of the recipient Company or as deductible by the payor Company.
Section 5.5. Interest.
Any payment that is not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest at the Default Rate, compounded semiannually, for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment. Notwithstanding Section 5.4, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by applicable Tax Law) and as interest income by the recipient (includible in income to the extent provided by applicable Tax Law).

Section 6. Assistance and Cooperation; Retention of Tax Records.
Section 6.1. Assistance and Cooperation.
Each Company shall cause each Group Member to cooperate with the other Company and its agents, including accounting firms and legal counsel, in connection with Tax matters relating to Group Members including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and the amount of any Taxes due (including estimated Taxes) or the right to an amount of any refund of Taxes and (iii) any Tax Contest. Such cooperation shall include making all information and documents, including Tax Records, in any Group Member’s possession relating to any Group Member available to the other Company for inspection during normal business hours upon reasonable notice and, upon request by the other Company, providing copies, at the expense of the Company providing such information and documents, of such information and documents, including Tax Records. Each Company shall also make available to the other Company, as reasonably requested and available, personnel (including each Group Member’s officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest.
Section 6.2. Retention of Tax Records.
Each Company shall preserve and keep all Tax Records exclusively relating to Separate Company Taxes of their respective Groups for Pre-Cutoff Periods, and Quanex shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Cutoff Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the date of the Distribution. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 6.2 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such Tax Records upon 90 days prior notice to the other Companies. Such notice shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

Section 7. Tax Contests.
Section 7.1. Notice.
Each of the Companies shall provide prompt notice to the other Companies of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware that could affect any Tax liability for which any of the other Companies may be responsible under this Agreement, provided, however, that failure to give prompt notice shall not affect the indemnification obligations hereunder except to the extent the Indemnifying Company is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing such matters in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.
Section 7.2. Control of Tax Contests.
(a) Tax Contests Relating to Tax Returns.
Except as otherwise provided in this Agreement, the Company responsible for preparing and filing a Tax Return pursuant to Section 4 of this Agreement shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group in any Tax Contest relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. Such Company’s rights shall extend to any matter pertaining to the management and control of the Tax Contest, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Provided, however, if such Tax Contest relates to Taxes for which the other Company may be responsible under this Agreement, such Company shall be entitled to jointly control such Tax Contest at its own expense and such Tax Contest shall not be settled without the consent of such Company, which consent shall not be unreasonably withheld.
(b) Distribution and Restructuring Taxes.
Notwithstanding any other provision of this Agreement to the contrary, the Surviving Entity shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group in any Tax Contest relating, in whole or in part, to Distribution and Restructuring Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. The Surviving Entity’s rights shall extend to any matter pertaining to the management and control of the Tax Contest, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Provided, that Quanex may participate in such Tax Contests described in this Section 7.2(b) at its own expense, and such Tax Contest shall not be settled without the consent of Quanex, which consent shall not be unreasonably withheld.
(c) Other Taxes.
In the case of any Tax Contest with respect to any Other Tax for which the Surviving Entity is solely responsible under Section 2.5, the Surviving Entity shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of the Spinco Group in such Tax Contest and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. With respect to any Other Tax not described in the preceding sentence, Quanex shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of the Groups in such Tax Contest and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest.

Section 7.3. Reimbursement of Expenses.
If the Indemnifying Company is not the Company that has the right to control an applicable Tax Contest pursuant to Section 7.2 (the “Controlling Company”), the Indemnifying Company shall reimburse the Controlling Company for its reasonable costs (including accountant’s fees, investigatory fees and fees and disbursements of tax counsel) (“Indemnification Expenses”) incurred in any Tax Contest that are reasonably allocable to the portion of the contested Taxes that would be the responsibility of the Indemnifying Company hereunder upon a Final Determination that such contested Taxes are due. The Controlling Company shall provide the Indemnifying Company with a written statement (a “Reimbursement Statement”) periodically (but not more often than monthly) that sets forth the amount of the Controlling Company’s Indemnification Expenses since the most recent Reimbursement Statement and due hereunder. Within 15 days of the Indemnifying Company’s receipt of each Reimbursement Statement, the Indemnifying Company shall pay to the Controlling Company the total amount of the Indemnification Expenses shown on such Reimbursement Statement.
Section 8. Covenants Relating to Taxes.
Except as otherwise provided in this Agreement, each Company (for itself and its Affiliates) agrees (i) not to take any action reasonably expected to result in an increased Tax liability to another Company, a reduction in a Tax Asset of another Company or an increased liability to another Company under this Agreement and (ii) to take any action reasonably requested by another Company that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to such requesting Company; provided, that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting Company.
Section 9. Dispute Resolution.
In the event that the Companies disagree as to the amount or calculation of any payment to be made under this Agreement, including a Tax Payment, or the interpretation or application of any provision under this Agreement, the Companies shall attempt in good faith to resolve such dispute. If such dispute is not resolved within 60 days following the commencement of the dispute, the Companies shall jointly retain an Independent Firm, reasonably acceptable to the Companies, to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 9, the Indemnifying Company must first pay to the Indemnified Company, or place in an escrow reasonably satisfactory to the Indemnified Company pending resolution of such dispute, an amount equal to the payment, including any Tax Payment, which is the subject of such dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon the Companies. Following the decision of the Independent Firm, the Companies shall take, or cause to be taken, any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the Company that does not prevail in the dispute resolution proceeding. Notwithstanding any provision of this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9 shall not be applicable to any disagreement between the Companies in connection with any matter relating to any Tax Contest.

Section 10. General Provisions.
Section 10.1. Effectiveness; Termination of Prior Tax Allocation Agreements.
This Agreement shall be effective on the date first written above. Immediately prior to the close of business on the date hereof (i) all Prior Tax Allocation Agreements shall be terminated, and (ii) amounts due under such Prior Tax Allocation Agreements as of the date hereof shall be settled. Upon such termination and settlement, no further payments by or to any Quanex Group Member or by or to any Spinco Group Member, with respect to such Prior Tax Allocation Agreements, shall be made, and all other rights and obligations resulting from such Prior Tax Allocation Agreements between the Quanex Group Members and Spinco Group Members shall cease at such time. Any payments pursuant to such Prior Tax Allocation Agreements shall be ignored for purposes of computing amounts due under this Agreement.
Section 10.2. Survival of Obligations.
The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect until 30 days after the statute of limitations (taking into account extensions) has expired on all Taxes set forth in this Agreement.
Section 10.3. Addresses and Notices.
All notices, consents, requests, instructions, approvals, statements, reports and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally or sent by registered mail, postage prepaid, or by facsimile transmission:
If to Quanex prior to the Distribution Date, to:
Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: General Counsel
Facsimile (713) 626-7549
and
Gerdau S.A.
Avenida Farrapos, 1811
Porto Alegre, RS 90220-005
Brazil
Attention: Expedito Luz
Fax: 55-51-3323-2288

with a copy to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Facsimile: (713) 651-5246
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Alan Klein
Facsimile: (212) 455-2502
If to Quanex after the Distribution Date, to:
Gerdau S.A.
Avenida Farrapos, 1811
Porto Alegre, RS 90220-005
Brazil
Attention: Expedito Luz
Fax: 55-51-3323-2288
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Alan Klein
Facsimile: (212) 455-2502
If to Spinco, to:
Quanex Building Products LLC
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: President
Facsimile (713) 626-7549
with a copy to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Facsimile: (713) 651-5246

If to Spinco Sub, to:
Quanex Building Products Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: President
Facsimile (713) 626-7549
with a copy to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Facsimile: (713) 651-5246
or to such other address that a Company may, from time to time, designate in a written notice to the other Companies given in a like manner. Notice delivered personally shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.
Section 10.4. Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the Companies and their successors and assigns.
Section 10.5. Waiver.
No failure by any Company to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right or remedy or any other obligation, right or remedy under this Agreement.
Section 10.6. Invalidity of Provisions.
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 10.7. Further Action.
Each Company shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Companies and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests under the control of any such other Company in accordance with Section 7.

Section 10.8. Integration.
This Agreement constitutes the entire agreement among the Companies pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.
Section 10.9. Construction.
The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Company.
Section 10.10. No Double Recovery.
No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Company has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Company shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
Section 10.11. Setoff.
All payments to be made by any Company to another Company under this Agreement may be netted against payments due to such Company by such other Company under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.
Section 10.12. Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
Section 10.13. No Third Party Rights.
This Agreement is only intended to allocate the responsibility for certain Taxes between the Companies and to address the other Tax matters stated herein. Nothing in this Agreement, express or implied, is intended or shall confer any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement upon any Person other than the Companies. The Companies acknowledge and agree that the respective rights of the Quanex Indemnitees and the Spinco Indemnitees expressly provided under this Agreement may only be enforced by Quanex and the Surviving Entity, respectively.

Section 10.14. Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware.
[Signature Page Follows]

In Witness Whereof, the Companies have caused this Agreement to be executed by their respective officers as of the date set forth above.

Quanex Corporation
By:	/s/ Thomas M. Walker
Tom Walker
Senior Vice President-Finance and Chief Financial Officer

Quanex Building Products LLC
By:	/s/ Kevin P. Delaney
Kevin Delaney
Senior Vice President-General Counsel and Secretary

Quanex Building Products Corporation
By:	/s/ Kevin P. Delaney
Kevin Delaney
Senior Vice President-General Counsel and Secretary

Schedule 1.1
Members of Spinco Group
Besten Equipment, Inc., a Delaware corporation
Colonial Craft, Inc., a Delaware corporation
Imperial Products, Inc., a Delaware corporation
Mikron Industries, Inc., a Washington corporation (including (A) Mikron Washington LLC, a Washington limited liability company and wholly-owned subsidiary of Mikron Industries, Inc., (B) VL Investors I LLC, a Delaware limited liability company and wholly-owned subsidiary of Mikron Industries, Inc. and (C) Vinyl Link LLC, a Delaware limited liability company and 49% subsidiary of VL Investors I LLC)
Nichols Aluminum, Inc., a Delaware corporation
Nichols Aluminum-Alabama, Inc., a Delaware corporation
Quanex Foundation
Quanex Homeshield, Inc., a Delaware corporation
Truseal Technologies, Inc., a Delaware corporation (including Truseal Technologies, Ltd., a New Brunswick corporation and wholly-owned subsidiary of Truseal Technologies, Inc.)